Exhibit 99.1

News Release
For immediate release

Kathryn McKie
904 598 7348
KathrynMcKie@regencycenters.com

Regency Centers Declares Quarterly Dividends

JACKSONVILLE, Fla. (May 7, 2025) – Regency Centers Corporation (“Regency Centers”, “Regency” or the “Company”) (NASDAQ: REG) announced today that the Company’s Board of Directors (the “Board”) declared quarterly cash dividends on Regency’s common stock, Series A preferred stock, and Series B preferred stock.

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On May 6, 2025, the Board declared a quarterly cash dividend on the Company’s common stock of $0.705 per share. The dividend is payable on July 2, 2025, to shareholders of record as of June 11, 2025.
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On May 6, 2025, the Board declared a quarterly cash dividend on the Company’s Series A preferred stock of $0.390625 per share. The dividend is payable on July 31, 2025, to shareholders of record as of July 16, 2025.
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On May 6, 2025, the Board declared a quarterly cash dividend on the Company’s Series B preferred stock of $0.367200 per share. The dividend is payable on July 31, 2025, to shareholders of record as of July 16, 2025.

About Regency Centers Corporation (NASDAQ: REG)

Regency Centers is a preeminent national owner, operator, and developer of shopping centers located in suburban trade areas with compelling demographics. Our portfolio includes thriving properties merchandised with highly productive grocers, restaurants, service providers, and best-in-class retailers that connect to their neighborhoods, communities, and customers. Operating as a fully integrated real estate company, Regency Centers is a qualified real estate investment trust (REIT) that is self-administered, self-managed, and an S&P 500 Index member. For more information, please visit RegencyCenters.com